Exhibit 10.27

Marten Transport, Ltd.

Named Executive Officer Compensation

On August 18, 2020, our Compensation Committee approved an increase to the base salary for each of the company’s named executive officers listed below, retroactive to April 6, 2020. Effective April 6, 2020, the named executive officers will receive the following annual base salaries in the listed positions:

Name and Position	Former Base Salary	Base Salary Effective April 6, 2020

Randolph L. Marten	$713,650	$735,060
(Chairman and Chief Executive Officer)
Timothy M. Kohl	$528,000	$543,840
(President)
James J. Hinnendael	$320,100	$329,703
(Executive Vice President and Chief Financial Officer)
John H. Turner	$315,000	$324,450
(Executive Vice President of Sales and Marketing)